UNITED STATES
                     SECURITIES AND EXCHANGES COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1*)

                         Microware Systems Corporation
                               (Name of Issuer)

                        Common Stock, No Par Value
                      (Title of Class of Securities)

                                595150 10 3
                               (CUSIP Number)

                              December 31, 1999
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [   ]   Rule 13d-1(b)
      [   ]   Rule 13d-1(c)
      [ X ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 595150 10 3

13G

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Motorola, Inc.


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)
      (b)

3.    SEC USE ONLY

4.    CITIZEN OR PLACE OF ORGANIZATION

      Delaware Corporation

NUMBERS OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      2,774,968

6.    SHARED VOTING POWER



7.    SOLE DISPOSITIVE POWER

      2,774,968

8.    SHARED DISPOSITIVE POWER



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,774,968

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [   ]



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      17.1 percent (based on most recent Form 10Q filed as of 11/12/99)

12.   TYPE OF REPORTING PERSON*

      CO


SCHEDULE 13-G

Item 1(a)   Name of Issuer:

            Microware Systems Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1500 N.W. 118th Street
            Des Moines, Iowa 50325

Item 2(a)   Name of Person Filing:

            Motorola, Inc.

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            1303 East Algonquin Road
            Schaumburg, IL 60196

Item 2(c)   Citizenship:

            Delaware Corporation

Item 2(d)   Title of Class of Securities:

            Common Stock, No Par Value

Item 2(e)   CUSIP Number:  595150 10 3

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

            Not applicable

Item 4      Ownership

            (a)    Amount of Beneficially Owned:

                   2,774,968

            (b)    Percent of Class

                   17.1 percent (based on most recent Form 10Q filed as of 11/12/99)

            (c)    Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 2,774,968

                   (ii)  shared power to vote or direct the vote:  -0-

                   (iii) sole power to dispose or to direct the disposition
                         of:  2,774,968

                   (iv) shared power to dispose or to direct the disposition of: -0-

Item 5      Ownership of Five Percent or Less of a Class.

            Not applicable

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

Item 6      Ownership of More than Five Percent on Behalf of Another
            Person.

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on By the Parent Holding Company.

            Not applicable

Item 8      Identification and Classification of Members of the Group.

            Not applicable

Item 9      Notice of Dissolution of Group.

            Not applicable

Item 10     Certification.

            Not applicable



                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2000

By:   /s/ Carol H. Forsyte
      Carol H. Forsyte
      Vice President
      Law Department
      Motorola, Inc.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).